Exhibit 99.1

NEWS RELEASE

NETGEAR APPOINTS SHRAVAN GOLI TO BOARD OF DIRECTORS

San Jose, Calif. — August 23, 2021 — NETGEAR®, Inc. (NASDAQ: NTGR), the leading provider of award-winning connected products designed to simplify and improve people's lives, welcomes Shravan Goli to the company’s board of directors. With deep roots in the technology industry, Goli joins the board with executive experience in developing and growing brands such as Coursera, Dictionary.com, Yahoo! and Microsoft.

Goli is Coursera's chief product officer and head of Consumer Revenue. Before joining Coursera, he was at DHI Group Inc. where he initially served as president of Dice, a tech job marketplace, and successfully led the growth strategy and operations for Dice, Dice International, ClearanceJobs, and Slashdot Media. Before that, Goli served as president and chief executive officer of Dictionary.com where he sparked impressive growth through product innovation. Previously, Goli was GM for Social Media Business at Slide, Inc. and at Yahoo!, he served as GM for Yahoo! Video and as head of products for Yahoo! Finance. Earlier in his career, he was at Microsoft where he started out as an early member of the MSN.com team and led the launch of several MSN services and subsequently held roles in the home and entertainment division.

“We welcome the addition of Shravan Goli to the NETGEAR board of directors,” said Patrick Lo, chairman and chief executive officer of NETGEAR. “With more than 20 years of experience in growing and scaling SaaS and subscription-based companies and offerings, he will provide valuable insight as we continue to focus on delivering software and value-added services to complement our industry-leading hardware.”

About NETGEAR, Inc.

NETGEAR® (NASDAQ: NTGR) has pioneered advanced networking technologies for homes, businesses, and service providers around the world since 1996 and leads the industry with a broad range of award-winning products designed to simplify and improve people's lives. By enabling people to collaborate and connect to a world of information and entertainment, NETGEAR is dedicated to delivering innovative and advanced connected solutions ranging from mobile and cloud-based services for enhanced control and security, to smart networking products, video over Ethernet for Pro AV applications, easy-to-use WiFi solutions and performance gaming routers to enhance online game play. The company is headquartered out of San Jose, Calif. with offices located around the globe. More information is available from the NETGEAR Investor Page or by calling (408) 907-8000. Connect with NETGEAR: Twitter, Facebook, Instagram and the NETGEAR blog at NETGEAR.com.

Source: NETGEAR-G

U.S. Media Contact:

PressRelations@NETGEAR.com

NETGEAR@AccesstheAgency.com

Valerie Motis
valerie.motis@netgear.com
760-522-8930

U.S. Sales Inquiries: (408) 907-8000, sales@netgear.com